As filed with the Securities and Exchange Commission on November 18, 2015

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NABRIVA THERAPEUTICS AG

(Exact Name of Registrant as Specified in Its Charter)

Republic of Austria	Not applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Leberstrasse 20 1110 Vienna, Austria	Not applicable
(Address of Principal Executive Offices)	(Zip Code)

Stock Option Plan 2007
Stock Option Plan 2015
(Full Title of the Plans)

CT Corporation System
111 Eighth Avenue
New York, NY 10011
(212) 894-8440
(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Brian A. Johnson Wilmer Cutler Pickering Hale and Dorr LLP 7 World Trade Center 250 Greenwich Street New York, NY 10007 (212) 230-8800	Peter Wolf General Counsel Nabriva Therapeutics AG 1000 Continental Drive, Suite 450 King of Prussia, PA 19406 (610) 816-6640

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Shares, nominal value €1.00 per share	201,632 shares(3)	$73.83	(4)(5)	$14,887,273	(4)(5)	$1,500

(1)                                 These common shares may be represented by the registrant’s American Depositary Shares, or ADSs. Each ADS represents one tenth (1/10) of one common share. ADSs issuable upon deposit of the Common Shares registered hereby were registered pursuant to a separate Registration Statement on Form F-6 (File No. 333-206771), as amended.

(2)                                 In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(3)                                 Consists of (i) 24,133 common shares issuable under the Stock Option Plan 2007 and (ii) 177,499 common shares issuable under the Stock Option Plan 2015.

(4)                                 Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act of 1933, as amended.  The price per common share and aggregate offering price are calculated on the basis of (a) €56.70, the weighted average exercise price of the 127,788 common shares subject to outstanding stock option grants under the Stock Option Plan 2007 and the Stock Option Plan 2015, at prices ranging from €6.72 to €90.31, and (b) the average of the high and low sale prices of the registrant’s ADSs on the Nasdaq Global Market on November 16, 2015, in accordance with Rule 457(c) under the Securities Act of 1933, as amended for the 73,844 shares issuable under the Stock Option Plan 2007 and the Stock Option Plan 2015 which are not subject to outstanding options.

(5)                                 Options outstanding under the registrant’s Stock Option Plan 2007 and Stock Option Plan 2015 with an exercise price denominated in Euros have been translated at the rate of €1.00 = $1.0722, the noon buying rate of the Federal Reserve Bank of New York on November 13, 2015.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.         Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2.         Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

(a) The registrant’s prospectus dated September 17, 2015, filed with the Securities and Exchange Commission (the “Commission”) on September 21, 2015, pursuant to Rule 424(b) of the Securities Act, relating to the Registration Statement on Form F-1, as amended (Registration No. 333-205073), which contains the registrant’s audited financial statements for the latest fiscal year for which such statements have been filed.

(b) The description of the registrant’s Common Shares and American Depositary Shares contained in the registrant’s Registration Statement on Form 8-A filed on September 15, 2015 (File No. 001-37558) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or supplements thereto.

All other reports and documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement. The registrant is not incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.         Indemnification of Directors and Officers.

The registrant provides directors’ and officers’ liability insurance for the members of its management and supervisory boards against civil liabilities, which they may incur in connection with their activities on behalf of the registrant, including insurance coverage against liabilities under the Securities Act.

Item 7.         Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.         Undertakings.

1.                                      The undersigned registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.                                      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.                                      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vienna, Austria on this 18th day of November, 2015.

NABRIVA THERAPEUTICS AG

By:	/s/ Colin Broom
Colin Broom
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

Each person whose signature appears below hereby severally constitute and appoint Colin Broom and Ralf Schmid, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as supervisory board members and management board members, as the case may be, to enable Nabriva Therapeutics AG to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Colin Broom	Chief Executive Officer	November 18, 2015
Colin Broom	(Principal Executive Officer)

/s/ Ralf Schmid	Chief Operating Officer and Chief Financial Officer	November 18, 2015
Ralf Schmid	(Principal Financial and Accounting Officer)

/s/ Denise Pollard-Knight	Chairman of the Supervisory Board	November 18, 2015
Denise Pollard-Knight

/s/ Axel Bolte	Deputy Chairman of the Supervisory Board	November 18, 2015
Axel Bolte

/s/ Chen Yu	Supervisory Board Member	November 18, 2015
Chen Yu

/s/ Chau Khuong	Supervisory Board Member	November 18, 2015
Chau Khuong

/s/ David Chiswell	Supervisory Board Member	November 18, 2015
David Chiswell

/s/ George H. Talbot	Supervisory Board Member	November 18, 2015
George H. Talbot

/s/ Charles A. Rowland, Jr.	Supervisory Board Member	November 18, 2015
Charles A. Rowland, Jr.

NABRIVA THERAPEUTICS AG Authorized Representative in the United States

By:	/s/ Colin Broom
Name:	Colin Broom
Title:	Chief Executive Officer

INDEX TO EXHIBITS

Number	Description

4.1	Articles of Association of the registrant (incorporated herein by reference to Exhibit 99.2 to the registrant’s Report of Foreign Private Issuer on Form 6-K, dated as of September 30, 2015)

4.2

Deposit Agreement dated September 17, 2015 among the registrant, the depositary and owners and holders of American Depositary Shares (incorporated herein by reference to Exhibit 99.3 to the registrant’s Report of Foreign Private Issuer on Form 6-K, dated as of September 30, 2015)

4.3	Form of American Depositary Receipt (included in Exhibit 4.2)

5.1	Opinion of Freshfields Bruckhaus Deringer LLP regarding the Stock Option Plan 2007

5.2	Opinion of Freshfields Bruckhaus Deringer LLP regarding the Stock Option Plan 2015

23.1	Consent of Freshfields Bruckhaus Deringer LLP regarding the Stock Option Plan 2007 (included in Exhibit 5.1)

23.2	Consent of Freshfields Bruckhaus Deringer LLP regarding the Stock Option Plan 2015 (included in Exhibit 5.2)

23.3	Consent of PwC Wirtschaftsprüfung GmbH

24	Power of attorney (included on the signature pages of this registration statement)

99.1	Stock Option Plan 2007 (incorporated herein by reference to Exhibit 10.1 to the registrant’s Registration Statement on Form F-1, dated as of July 7, 2015 (Registration No. 333-205073))

99.2	Stock Option Plan 2015 (incorporated herein by reference to Exhibit 10.2 to the registrant’s Registration Statement on Form F-1, dated as of August 24, 2015 (Registration No. 333-205073))